Exhibit 99.(11)(a)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 16, 2013

The Universal Institutional Funds, Inc.

522 Fifth Avenue

New York, New York 10036

Re:	Opinion of Counsel Regarding the Registration Statement
Filed on Form N-14 under the Securities Act of 1933
(File Nos. 333-184678)

Ladies and Gentlemen:

We have acted as counsel for The Universal Institutional Funds, Inc., a Maryland corporation (the “Fund”), in connection with the proposed acquisition by the Global Tactical Asset Allocation Portfolio (“Global Tactical Asset Allocation”), a series of the Fund, of substantially all of the assets and liabilities of the Strategist Portfolio (“Strategist”), a series of Morgan Stanley Variable Investment Series, pursuant to an Agreement and Plan of Reorganization, dated as of September 28, 2012 (the “Reorganization Agreement”), in exchange solely for an equal aggregate value of shares of common stock of Global Tactical Asset Allocation to be distributed thereafter to shareholders of Strategist.

This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Class I and II shares of common stock of Global Tactical Asset Allocation, par value of $0.001 per share (the “Acquiring Fund Shares”), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion.  As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Ballard Spahr LLP, dated January 16, 2013.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Strategist of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Acquiring Fund Shares, upon issuance in the manner referred to in the

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Registration Statement and the Reorganization Agreement against payment of the consideration therein described, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Dechert LLP